EXHIBIT 99.3
Unaudited Pro Forma Combined Financial Information
The following unaudited pro forma combined statements of operations of World Energy Solutions, Inc. (the “Company” or “World Energy”) for the six-months ended June 30, 2011 and for the year ended December 31, 2010, gives effect to the acquisition of certain contracts and the assumption of certain liabilities of the Co-eXprise energy procurement business as if the transaction had occurred on January 1, 2010. The unaudited pro forma combined balance sheet at June 30, 2011 gives effect to the acquisition of the Co-eXprise energy procurement business as if the transaction had occurred on June 30, 2011.
The accompanying unaudited pro forma combined financial information reflects World Energy’s acquisition of certain contracts and assumption of certain liabilities pursuant to a Contract Purchase Agreement between the Company and Co-eXprise dated September 13, 2011. In accordance with Accounting Standards Codification (“ASC”) No. 805 “Business Combinations”, and ASC No. 350 “Intangibles — Goodwill and Other”, the Company used the purchase method of accounting for a business combination to account for the acquisition as well as the related accounting and reporting regulations for goodwill and other intangibles. Under the purchase method of accounting, the total purchase price is allocated to the net assets and liabilities acquired based upon estimates of the fair value of those assets and liabilities. Any excess purchase price is allocated to goodwill. The preliminary allocation of the purchase price was based upon estimates of the fair value of the acquired assets and liabilities in accordance with ASC No. 350.
The following unaudited pro forma combined financial statements of the Company have been prepared by management in accordance with generally accepted accounting principles in the United States and do not reflect any operating efficiencies and cost savings that World Energy believes are achievable.
The unaudited pro forma combined financial information is presented for illustrative purpose only and is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results. The pro forma adjustments are based upon available information and upon certain assumptions described in the notes to the unaudited pro forma combined financial statements that World Energy’s management believes are reasonable in the circumstances. The accompanying pro forma financial combined information should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of World Energy included in its Annual Report on Form 10-K for the year ended December 31, 2010 and the Co-eXprise energy procurement business financial statements included elsewhere herein.

World Energy Solutions, Inc.
Pro Forma Combined Balance Sheet
June 30, 2011
(Unaudited)

	World Energy		Pro Forma
	Solutions	Co-eXprise	Adjustments	Note	Pro Forma

Assets

Current assets
Cash and cash equivalents	$9,216,653	$—	$(4,000,000)	A	$5,216,653
Trade accounts receivable, net	3,036,964	476,618	(47,661)	A	3,465,921
Prepaid expenses and other current assets	339,052	502,312	(502,312)	A	339,052

Total current assets	12,592,669	978,930	(4,549,963)		9,021,626

Property and equipment, net	228,130	—	—		228,130
Convertible note receivable	650,000	—	—		650,000
Intangible assets, net	3,244,884	—	1,760,000	A	5,004,884
Goodwill	3,178,701	—	1,822,918	A	5,001,619
Other assets	184,965	—	—		184,965

Total assets	$20,079,349	$978,930	$(967,055)		$20,091,224

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$293,647	$—	$—		$293,647
Accrued commissions	886,193	11,875	—		898,068
Accrued compensation	1,189,387	—	—		1,189,387
Accrued expenses	190,826	3,198	(3,198)	A	190,826
Deferred revenue and customer advances	160,314	18,151	(18,151)	A	160,314
Capital lease obligations	8,313	—	—		8,313

Total current liabilities	2,728,680	33,224	(21,349)		2,740,555

Deferred Revenue	—	15,329	(15,329)	A	—

Stockholders’ equity:

Preferred stock	—	—	—		—
Common stock	1,076	—	—		1,076
Additional paid-in capital	39,208,058	—	—		39,208,058
Accumulated deficit	(21,639,638)	930,377	(930,377)	A	(21,639,638)
Treasury stock	(218,827)	—	—		(218,827)

Total stockholders’ equity	17,350,669	930,377	—		17,350,669

Total liabilities and stockholders’ equity	$20,079,349	$978,930	$(967,055)		$20,091,224

World Energy Solutions, Inc.
Pro Forma Combined Statement of Operations
For the year ended December 31, 2010
(Unaudited)

	World Energy		Pro Forma
	Solutions	Co-eXprise	Adjustments	Note	Pro Forma

Revenue	$17,984,662	$2,131,228	$—		$20,115,890

Cost of revenue	3,715,869	211,766	—		3,927,635

Gross profit	14,268,793	1,919,462	—		16,188,255

Sales and marketing	9,483,350	524,262	486,857	B	10,494,469

General and administrative	4,893,212	982,381	34,000	B	5,909,593

Total operating expenses	14,376,562	1,506,643	520,857		16,404,062

Operating income (loss)	(107,769)	412,819	(520,857)		(215,807)

Other income (expense), net	8,682	(9,677)	(220,000)	C	(220,995)

Income (loss) before income taxes	(99,087)	403,142	(740,857)		(436,802)

Income tax expense	—	9,590	—		9,590

Net income (loss)	$(99,087)	$393,552	$(740,857)		$(446,392)

World Energy Solutions, Inc.
Pro Forma Combined Statement of Operations
For the six months ended June 30, 2011
(Unaudited)

	World Energy		Pro Forma
	Solutions	Co-eXprise	Adjustments	Note	Pro Forma

Revenue	$9,555,070	$1,109,713	$—		$10,664,783

Cost of revenue	1,936,513	37,095	—		1,973,608

Gross profit	7,618,557	1,072,618	—		8,691,175

Sales and marketing	4,873,050	75,788	243,429	B	5,192,267

General and administrative	2,317,070	187,041	17,000	B	2,521,111

Total operating expenses	7,190,120	262,829	260,429		7,713,378

Operating income (loss)	428,437	809,789	(260,429)		977,797

Other income (expense), net	27,463	(3,943)	(70,611)	C	(47,091)

Income (loss) before income taxes	455,900	805,846	(331,040)		930,706

Income tax expense	14,500	4,468	—		18,968

Net income (loss)	$441,400	$801,378	$(331,040)		$911,738

World Energy Solutions, Inc.
Notes to Pro Forma Combined Financial Statements
As of June 30, 2011, and For the Six months Ended June 30, 2011 and the Year Ended December 31, 2010

Note A:
Reflects excluded assets and retained liabilities of the Co-eXprise energy procurement business, elimination of the historical equity accounts and allocation or the allocation of total purchase price as follows:

Unbilled receivables	$428,957
Liabilities acquired	(11,875)
Intangibles	1,760,000
Goodwill	1,822,918

Total purchase price	$4,000,000

Note B:	Reflects the pro forma adjustments to amortization of intangible assets as if the acquisition had occurred on January 1, 2010 using lives from two and one half to seven years.

Note C:	Reflects foregone interest income and interest expense on borrowed amounts to fund the purchase of Co-eXprise effective January 1, 2010.

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